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                                                                     EXHIBIT 5.1


                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                                ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006







                                  May 18, 1998


Del Monte Foods Company
One Market
San Francisco, California 94105


            Re:    Del Monte Foods Company
                   Registration Statement on Form S-1 (No. 333-48235)

Ladies and Gentlemen:

            We have acted as counsel to Del Monte Foods Company, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (No. 333-48235) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of (i) the sale by the Company of up to 14,797,297 shares (the "Company Securities") of Common Stock, par value $.01 per share ("Common Stock"), and (ii) the sale by certain selling stockholders named in the Registration Statement of up to 5,405,405 shares of Common Stock (the "Secondary Securities").

            We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.


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Del Monte Foods Company, p.2

            In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

            Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

            1. The Company Securities have been duly authorized by all necessary corporate action of the Company and, upon issuance of the Company Securities against payment therefor in the manner described in the Registration Statement, will be validly issued by the Company and fully paid and nonassessable.

            2. The Secondary Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

            The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                       Very truly yours,

                                       CLEARY, GOTTLIEB, STEEN & HAMILTON



                                       By  /s/ Janet L. Fisher
                                         -----------------------------------
                                               Janet L. Fisher, a Partner